Exhibit 99.2

VIAVID

communications simplified.

# Park City Group

## Fiscal Third Quarter 2023 Earnings Call

May 15, 2023

CORPORATE  PARTICIPANTS

Jeff Stanlis, Vice President of Communications, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

CONFERENCE CALL PARTIPANTS

Tom Forte, D.A. Davidson

PRESENTATION

Operator

Greetings and welcome to the Park City Group Fiscal Third Quarter 2023 Earnings Call.

(Operator Instructions)

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator. Good afternoon, everyone. Thank you for joining us today for Park City Group's fiscal third quarter earnings call.

Hosting the call today are Randy Fields, Park City Group's Chairman and CEO; and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group remarks are subject to risks and uncertainties which actual results may differ materially. Such risks are discussed fully in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Shortly after the market close today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

We continue to deliver strong results in the quarter, in both total and recurring revenue, growing net income and growing EPS even faster. We generated significant cash flow, returning capital to Shareholders and, once again, strengthening our balance sheet even more. We are achieving this performance despite necessary and strategic de-emphasis on certain high-touch noncore revenue, creating a modest headwind for revenues in the short term.

We are achieving this despite investments in traceability, investments in expanding the depth of our sales force and automation, with only minimal revenue contribution at this point. Simply put, our core business, our compliance and supply chain businesses are an efficient, profitable and well-run machine. The proof is in the numbers. While our core business is solid, growing and profitable, we are positioning the Company for the next major growth phase, traceability, and it is coming faster than we expected. I'll let Randy speak to that in a few minutes.

Jumping right into the numbers, total revenue was up 6% year-over-year for the March quarter. Recurring revenue increased 6%. Even with significant investments in our ReposiTrak Traceability Network, or RTN, our SG&A cost declined. Put another way, $260,000 in incremental revenue against $252,000 less in costs, even as we invest in our largest opportunity to date.

GAAP net income increased 53% to $1.7 million. GAAP net income to common Shareholders increased 61% to $1.5 million.

Earnings per share increased 67% from $0.05 per share to $0.08. Year-to-date cash from operations increased 75% to $7 million. We bought back 74,000 common shares at an average share price of $5.79 per share, paid off our bank debt entirely and have $22.9 million of cash in the bank. As we've said, our profitability and cash flow is and will continue to grow faster than revenue.

Consistent with our strategy, our focus is on increasing operating leverage many times, making difficult decisions to drive high-margin incremental revenue while keeping costs in line and driving profitability and cash. Companies that focus myopically on unsustainable short-term revenue growth over long-term profitability and cash generation are suffering. We will not follow a shortsighted strategy for short-term gain. Our customers demand flawless execution and financial strength from their partners long term.

Our compliance and supply chain business continued to gain momentum in the quarter despite overcoming the high-touch, noncore, low-margin revenue we deemphasized that I previously mentioned. We ended the March quarter with an exit rate of annual recurring revenue of $19.4 million, meaning at the end of March 31, 2023, those contracts in hand, billing monthly times 12, will generate $19.4 million in annual recurring revenue in the subsequent 12 months. This is absent any new contracts, future expansion of existing contracts or anticipated growth. In other words, with nearly 100% of our total revenue as recurring revenue, there’s a much clearer line of sight to our top line revenue than ever before.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Keep in mind, this is generated by organic revenue growth, meaning existing suppliers or retailers that are expanding compliance and supply chain services, adding stores or locations and cross-selling trading partners from existing business lines in the current fiscal year-to-date. This does not include any revenue contribution from a projected new customer and no meaningful revenue from traceability. Yes, we have started to generate traceability revenue but to date, it is minimal.

I believe the momentum we are seeing initially with traceability customers, faster than I anticipated, will only accelerate. Despite our deep visibility into our compliance and supply chain services, how fast and the timing of how much of traceability is anyone’s guess at this point, since we are relatively early in the process. Like what we did with Marketplace, we continue to deemphasize noncore revenue or revenue with high resource commitment and low upside. Let me be clear, we are not walking away from revenue. We are rationalizing it with the corresponding cost. It is part of our resource allocation strategy in preparation for traceability.

It's critically important to understand that we touch every customer, every one, every month, a telephone call, an e-mail, a follow-up, an upsell or just a check-in, or all of the above. Customers, large and small, seasonal or year-round, all require a touch of some level by our CSMs or support staff or both. With over 28,000 customers, that is a lot of touches on a monthly basis. In some cases, it was necessary to rationalize the touch points. In one case, we chose to sunset a service offering altogether, like we did with vendor-managed pricing back earlier in the fiscal year. It was a high-touch solution that had no application or long-term opportunity for traceability. This resulted in our capacity to shift those human and application support resources to traceability.

In other service applications, we chose not to renew customers with very sporadic service who still require high touch but more importantly, had little, if any, opportunity for traceability. Again, that frees up resources in virtually every part of the business, from support to IT to back office. While this may seem counterintuitive for a Company our size, it is part of our long-term strategy for traceability rationalizing both revenue and costs. As I said earlier, we may have to make difficult decisions in the short term which may provide some revenue headwinds. However, we were faced with the same choices when we began this journey, deemphasizing onetime license revenue and marketplace over the last two years.

Looking back, I believe our results today prove that too was the right decision. In conjunction with growing our core compliance and supply chain business, we are focused on traceability. We will not waver. It forces us to evaluate and make difficult short-term decisions every day to deliver long-term results across our suite of applications.

Expense management, many of you had heard me say before, it takes approximately $12 million in cash to run this place. Our annual cash spend excludes noncash accounting costs such as depreciation, amortization, bad debt expense, stock compensation expense and other noncash accounting costs. Going forward, on each incremental revenue dollar over and above our fixed cash cost of roughly $12 million per year, $0.80 to $0.85 will fall to the bottom line. With a laser focus on operating leverage, rationalizing the revenue generated with the costs expended, a 6% increase in recurring revenue generated a 61% increase in the bottom line this quarter, meanwhile investing heavily in the ReposiTrak Traceability Network, or RTN.

We accomplished this by automating as much as we can and utilizing our own proprietary tools. This drives more productivity across our entire business. Automation enables us to take excellent care of our customers without adding significant headcount or other overhead costs. Our customers are priority one. However, we have proven we can deliver superior customer service while, at the same time, increasing our profitability. Once again, our strategy remains very simple: take care of the customer, grow recurring revenue at the same time, rationalizing cost with the opportunity of future revenues. Control costs across the board, increase net income, accelerate EPS, buy back shares, and drive cash.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Turning to the quarterly numbers. Fiscal year 2023 third quarter revenue was $4.8 million, up 6% from $4.6 million in the same quarter last year. Recurring revenue as a percentage of total revenue was 99.7% for the quarter. Recurring revenue in the quarter grew 6% over the same period in fiscal 2022, despite the revenue deemphasized during the fiscal year. As I said, this frees up resources to prepare for meeting the FDA's food traceability standards.

To date, we have overcome the headwind of approximately $600,000 of what I have referred to as high-touch, low-opportunity revenue while still increasing both total revenue and recurring revenue by 6% for the period.

Total operating expenses decreased 2% to $3.3 million in Q3 2023. Sequentially, operating expenses were also essentially flat. Sales and marketing expenses were up approximately 1% and G&A declined 22%, even as we invested in the ReposiTrak Traceability Network or RTN. This was partially offset by payroll tax refunds received from the employee retention tax credit, increases in allowance for doubtful accounts, increases in tax reserves and reduction of capitalized software costs.

For the third fiscal quarter of 2023, GAAP net income was $1.7 million or 34% of revenue versus $1.1 million or 24% of revenue. GAAP net income increased year-over-year by 53%. Net income to common Shareholders was $1.5 million or $0.08 per common share based on 18.8 million weighted average shares versus $941,000 or $0.05 per common share based on 19.4 million weighted average shares. You'll note, we have reduced our capitalization by over 10% through the repurchase and retirement of shares as we initiated our stock buyback plan.

Turning to the fiscal year-to-date numbers. For the nine months ended March 31, 2023, total revenue increased 6% from $13.5 million to $14.3 million. Recurring revenue for the same period grew 7% from $13.3 million to $14.2 million. Total operating expenses increased 2%, largely due to investment in RTN. This was partially offset with the ERTC payroll tax refund, increases in bad debt and lower costs associated with software maintenance fees.

Income from operations increased from $3.3 million to $3.9 million, an increase of 19% when compared to the same period of fiscal 2022. Net income was $4.2 million versus $2.9 million, an increase of 45%. Net income to common Shareholders grew 53% to $3.8 million or $0.20 per weighted average share compared to $2.5 million or $0.13 per weighted average share.

Turning now to cash flow and cash balances. Total cash at March 31, 2023, was $22.9 million compared to $21.5 million at the end of fiscal year 2021. The $22.9 million is inclusive of the payoff of the remaining $448,000 of our revolving line of credit. As of March 31, 2023, the Company has zero bank debt. Given rising interest rates and our cash generation, it only made sense to pay it off completely.

Fiscal year-to-date, we generated cash from operations of $7 million compared to $4 million last year, an increase of 75%. In the third quarter, we repurchased 74,150 shares at an average price of $5.79 per share for a total of $429,271. The Company has approximately $9.8 million remaining on a $21 million total buyback authorization since inception.

We continue to gain momentum in the growth of recurring revenue, delivering 80% gross margins and double-digit EPS growth. We have almost $23 million cash in the bank, no debt and a shrinking capitalization. As we announced back in September, the Company has added an additional lever to our capital allocation strategy in the form of a $0.06 annual dividend, $0.015 paid quarterly. We paid our first dividend in our second fiscal quarter and again on May 1. Subsequent quarterly dividends will be paid within 45 days of the quarter's end of March 31, June 30, September 30 and December 31.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We have said previously, our goal is to take half the annual cash generated from operations and return it to Shareholders in the form of a dividend and buying back additional shares, hence increasing EPS for all Shareholders. The other half goes in the bank or used to fund initiatives like traceability. From time to time, the Board will evaluate its capital allocation strategy and may adjust the different levers, including the dividends, buybacks, considering M&A opportunities, paying down debt or other liabilities based on whichever lever is more favorable to Shareholders at that time. Again, it's our ongoing strategy to allocate a meaningful portion of our free cash flow to returning capital to Shareholders.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John. The results clearly show that our model is working. In fact, that's pretty much an understatement. We're doing more with less, increasing our investment and our use of in-house-developed AI automation tools and solutions to improve our own operational efficiency. We can't emphasize enough how this creates a long-term structural advantage for us. That enables us to grow revenue while continuing to shrink our fixed cost as a percentage of revenue. We've been doing that now for a number of years and I think the next few years are going to even be more dramatic.

There's actually, from what we can see, four main ways for a SaaS Company to grow. First, we can develop new products like our ReposiTrak Traceability Network, or RTN as we call it and that's already gathering steam. More on that in a minute. There's another potentially large new product suite in our product roadmap and we're pretty excited about that as well. Let's put a checkmark next to, we have new products.

Second, we can add new customers. Our traceability is definitely going to be adding net new names to our book of business. We've added one very large new wholesaler to our list this quarter. Even better, our expanded sales team has a pipeline that is deep and growing. Many of our prospects, in fact, are new names. Let's put a checkmark next to growth by adding new customers.

Third, we can expand our penetration with the existing customers with their existing or current services. Let’s say, adding new vendors, for example, to a compliance customer of ours or scan-based trading new vendors, for example. This method is actually the best and we're seeing some nice acceleration currently. Each area of the business has seen additions of more of the same service from our existing customers, more scan-based trading, more out-of-stock work, more compliance, et cetera.

To us, that represents a validation that the customer who's using the service likes working with us, that the technology is doing what they expected, that they feel like they're in a relationship with us, they want to do more. Let's put a checkmark next to current customers buying more of the products that they use. Fourth, we can sell existing customers additional services based on our current success and relationship. Think, oh, I don't know, adding scan-based trading or out-of-stock management or traceability to a customer using our compliance solution. We have been gearing towards doing this for several years. It's now happening and being driven by our new sales organization, way more of this to come. Definitely, let's put a checkmark next to satisfy customers buying new services.

Clearly, we're beginning to execute on all four growth strategies. Expanding a relationship that exists today with the customer, either through expansion of the current service or cross-selling, requires far less additional resource and can be sold in the normal course of just taking great care of the customer. Some examples. Our largest compliance customer's in the process of nearly doubling the number of vendors to its book of business with us. One of our largest warehouse supply chain customers just doubled their footprint with us. Both of these will show up as revenue in fiscal '24.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Over the last several years, we've pointed to our need to develop this cross-selling skill. We now have it, maybe we even have it now in spades. It fundamentally changes how we view our short-term and long-term growth potential. We are also adding net new names, entirely new customers, due in large part to our excellent reputation in the industry but also due to the fact that major changes we've made in the sales organization are beginning to have an impact. We've added new very senior sales people with deep industry experience and this is helping us to expand our presence, both with new and obviously with the existing customers.

Specifically, we've added staff with specific senior roles historically, and experienced in industries like wholesale and retail grocery, consumer packaged goods, supply chain, and most recently, quick service restaurants. These professionals know the pain points of our customers. They live the problems that we solve. They speak our customers' language. The net result is that they help us sell solutions to problems, not software and these solutions increasingly use more than one of our offerings. As a result, our pipeline is, in fact, large and it's growing.

Simultaneously, we continued to deemphasize noncore high-touch revenue and shift resources to the rapidly emerging traceability initiative. This initiative to deemphasize noncore relationships is creating a modest headwind on our short-term revenue growth but it's necessary. We're going to need every resource that we can muster for traceability. Let's think of it as pruning the tree, so to speak.

As we said last quarter, the traceability opportunity, now that the rules are defined, is emerging at a much faster rate than we anticipated. We expected to begin generating revenue in fiscal '24 but we're already generating initial but frankly, limited revenues today. It's not significant but the underlying progress really is. We still think the industry would be better off, and we'd also be better off if the new rules were phased in using a longer timeline to get it done. It's simply too much too fast.

Forward-thinking wholesalers and retailers, though, are seeing this and are moving quickly now to get ahead of the curve. As we disclosed recently, we already have approximately 8% of the supermarket industry representing about 3,000 stores signed up and committed to the ReposiTrak Traceability Network. Keep in mind that the onboarding for a large traceability hub like these will take one to two years to get to full revenue potential.

When fully deployed, though, just this starting group could represent nearly $6 million a year in annual recurring revenue to us, not bad for a start. Each new retailer or wholesaler joining the RTN, as we call it, ReposiTrak Traceability Network, represents from $1 million to $2 million a year more of ARR when the stores and its suppliers are fully brought in line over that one- to two-year implementation cycle.

A key indicator for us and for you as an Investor is the addition of new retailers or wholesalers. Some will be announced and frankly, some will not. Beyond the initial ReposiTrak Traceability Network, the retailers and distributors that we already have as customers with one or another service represent an additional $20-plus million a year of ARR to hopefully bring on and get signed up for the network. This would, if signed and implemented, basically double the size of our Company. I have little doubt we will become the industry standard dominant platform for traceability. Restaurants, convenience stores and many other businesses will be impacted by this rule and they ultimately will also need our service. We've already begun to address those markets as well.

As we've noted, Rule 204 has been in the works for over a decade, and many suppliers, for example, believe their current labeling systems are adequate and compliant. They aren't. Labeling and barcodes don't actually contain all of the information needed under Rule 204. Even worse, the scale of what's going to be necessary is simply staggering.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Let me give you an example. We estimate that a medium-sized wholesaler and his thousands of customers will need to correctly create about 50 million records each and every year. Doing this internally would require humans. No retailer or a large wholesaler wants to or can hire dozens or hundreds of employees to chase down missing or inaccurate data. They'll insist on extreme end-to-end automation. We already provide that kind of automation, including automated and very robust error correction. We are really well positioned.

One more thing that our customers and in general, the industry will insist on, reliability. A poorly capitalized start-up simply cannot be trusted by a major retailer in this environment. Think about your entire business reputation based on food safety in the hands of a startup that has a cash burn that puts it out of business in a year. Given that it's been difficult and now given the difficulty in today's capital-constrained world, securing capital is going to be a challenge for these.

Having a nifty new wiz-bang technology and no capital is not attractive to the industry. Our fortress balance sheet with nearly $23 million of cash and no debt is a massive advantage for us with our customers. As you know, we've talked about this for years and it's becoming more and more important as they put their reputation of food safety, their entire equity and brand at risk in terms of accomplishing the regulatory needs that the FDA has laid out.

Our approach is derived over and above all of the individual solutions and make data accessible to any recipient without an end user having to do, change or implement any other system. Think of us really as an universal repository. In fact, many larger players will likely end up with at least two systems. One for labeling and coding products and our system to track it all. In fact, if you haven't thought of it before, think about what our name says, ReposiTrak.

We're off and running. To say the least, we're very excited about where we're finding ourselves in terms of the process. The onboarding process, though, of many thousands of suppliers is going to take time, several years, for sure. This is very similar to the ramp we saw with compliance five or six years ago, only much larger, much more complex and in a much more compressed time line. That's why we're freeing resources. We still expect that the ramp will be slow at first through probably calendar '23, accelerating in '24 and exploding by 2025.

We'll capture this opportunity, drive up our expenses significantly. You might ask, even with the senior additions to our sales organization and the need to onboard thousands of ReposiTrak Traceability Network suppliers, we expect only very modest increases in our expenses. Our revenue will continue to grow much, much faster than expenses and we'll continue to harness automation tools that we develop to maintain what we've seen historically, and more importantly, we'll also apply our pretty typical expense control. Simultaneously, our ongoing share repurchase program shrinks our capitalization and accelerates earnings per share.

As you've seen, we built a consistent cash generation machine with more than five consecutive years of real GAAP profitability. We will continue to build our cash, continue to buy back stock and continue to pay a cash dividend. We maintain a fortress balance sheet with nearly $23 million of cash, no debt and a current ratio now of nearly 6. Our business is efficient. We hope it's easy to model and we're definitely positioned to scale.

In fiscal 2024, we're confident that we will deliver meaningfully faster growth in both revenue and profitability. Going forward, our strategy will be simple, actually. One, continue to take great care of our customers. A major component of our position in the traceability initiative is that many of our existing customers, happy customers will need our traceability help. We will not jeopardize that for any reason. Second, continue to grow recurring revenue within the targeted bracket of 10% to 20% a year over the long run. We're likely to end fiscal '24 at the high end of that 10% to 20% top line growth range.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Third, continue to drive our internal productivity with more development of our internal tools so that we continue to generate 80% to 85% of that incremental revenue and make it become real cash earnings. We are very, very experienced in the development and use of AI tools. It's been transformative for us already and we intend to press even harder and further ahead over the next few years. We will continue to see gains in our revenue per employee and that's how it will show up to you as an Investor. We are already more than double the industry revenue per employee for a Company of our size and I want to see it go up significantly more and do that in relatively short order.

Finally, we'll continue to shrink the number of shares outstanding and return capital to the Shareholders, both by buying back shares and paying the cash dividend. The results should be faster revenue growth, even faster net income growth and faster yet earnings per share growth.

With that, I'd like to open up the call now for questions. Operator?

Operator

Thank you.

(Operator Instructions)

Our first question is coming from the line of Thomas Forte with D.A. Davidson. Please proceed with your question.

Tom Forte

Great, thanks, Randy and John. I have two questions. I'll ask them both at the same time. Randy, you teased this in your prepared remarks but can you give a little more details on how you might leverage AI to operate your business more efficiently?

Then, John, you definitely talked about this in your prepared remarks. I'm just going to ask specifically for your current thoughts on capital allocation as it pertains to potential strategic M&A.

Randy Fields

Okay, me first, me first. We've been using, we call them, productivity tools, goes back five years. We had something called 10x which meant we wanted to increase the productivity of a particular group of our staff by 10 times. We did that.

We're really good, in my view, prejudiced, of course, at thinking about what's the appropriate sort of tool, including artificial intelligence, to improve the productivity of people that we have. You're going to read more and more about companies thinking about how do I get rid of middle management and things like that. That's not the issue we're facing. We're already, on the Management side—although we beefed it up significantly in the last few months, interestingly enough—we're not heavy there.

Where we're able to find great productivity growth is in the kind of work that almost everyone in the Company does. I call it administrivia, meaning people spend time finding stuff. Is it easy to get to? Is it the right information? Do I have to open some other application to find it? We're really good and we've developed some highly specialized tools that, in fact, we'll be selling to our customers—we've already sold it to one—in the very near future. The idea is, let the system make decisions that enable people to spend more time with a customer.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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An example, and if you wanted a vision of what it looks like, think GPS. Most of the world, in a sense, still runs their business with paper maps, if you will. We're already into the early stages of what GPS can do. Our version of GPS, it's not how to get to a destination. It's how do you take better care of a customer. What kinds of things should you be doing right now with which customer in order to improve the customer relationship? It will be very impactful and I would personally be amazed. Look, I've said it about as clearly as I can. Our business is now seeing the earliest stages of acceleration from traceability. We're at 8%.

If you said, where could you be at the end of the year? I think we could be north of 15% of the industry. The next several years are, therefore, by definition, going to see much more rapid growth on the top line as well, obviously, as the bottom line. But in order to do that with current staff, you have to change fundamentally their productivity. What do they do day-to-day? The answer is we're going to develop internal technology beyond what we have to enable people to do more and spend more of their time with customers rather than less. It's an ambitious vision. Our customers are interested in it and it's already, as I said, been highly impactful. But a lot of people talk about AI today. But my God, we've been doing it for a number of years, seven or eight years at least, of work in AI to improve how people do what they do.

John, your turn.

John Merrill

I forgot the question. No, I'm kidding. As far as the capital allocation strategy, your question was about M&A. I think that we saw that bank debt, with interest rates rising and we paid off that. I personally believe our stock is undervalued. We're buying back the stock back. That helps EPS and all Shareholders. As far as M&A, Randy will correct me but I think that anyone who touches or prepares food across the globe really is, to some capacity, has a FSMA 204 problem. That's also quick-service restaurants, hospitals, schools, so on and so forth and the supply chain along the way.

If they have a service that we can bolt on or they have customers that we can buy, we certainly have an appetite for M&A. If you look back one to two years with the multiples we had seen were 14 times sales, we're not going to chase that. But I think that as capital becomes more constrained and the economy has more uncertainty, that we’re in a position that, if that were one of the levers we wanted to pull at that time, we would definitely do so.

Tom Forte

Thank you for taking my questions.

Randy Fields

Thanks, Tom.

Operator

Thank you.

(Operator Instructions)

Thank you. It appears we have no additional questions at this time. I'd like to pass the floor back over to Mr. Fields for any additional closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Randy Fields

Thank you, Operator. Thank you, John. Thank you, Jeff, and thank all of you who took time this afternoon to listen to our earnings report. I think if I were to summarize it, we feel very, very good about where we are. We will become the dominant player in traceability and we think that's just the beginning of a series of things that will enable our business to look quite different over the next several years. Thanks for the support. If you have questions, you guys know how to reach us. Thank you. Thanks, Operator. Bye-bye.

John Merrill

Thank you. Bye-bye.

Operator

Ladies and gentlemen, this does conclude today's teleconference. We thank you for your participation and you may disconnect your lines at this time.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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